3:

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 25, 2005

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

Item 2.02.     Results of Operations and Financial Condition

                  On January 25, 2005, the Registrant announced its consolidated financial results for the quarter and year ended December 31, 2004. A copy of the Registrant's earnings news release is furnished on Form 8-K. The information contained in Item 12 of this report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

January 25, 2005

January 25, 2005	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DuPont Reports Fourth Quarter and Full-Year 2004 Earnings

Highlights

  Fourth quarter 2004 earnings were $.28 per share.
  Fourth quarter earnings before special items were $.37 per share.
  Segment sales, excluding the divested Textiles & Interiors businesses, grew 14 percent on 5 percent volume growth and 7 percent higher U.S. dollar selling prices. Local selling price increases more than offset the impact of higher raw material costs.
  Fourth quarter segment pretax operating income (PTOI), before special items, was $709 million, up 32 percent.
  Full-year 2004 earnings per share before special items were $2.38, up 43 percent, compared to $1.66 earned last year.

            "The fourth quarter caps a year of improved operating performance by our company, delivering broad-based revenue growth, cost productivity and margin improvement," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "We are executing our strategies to put our science to work, to go where the growth is, and to leverage the global capabilities of our company. I am very pleased with the positive momentum our employees are creating for DuPont, our customers and our shareholders."

Earnings Comparisons
($ per share diluted)

	4Q 2004	4Q 2003	YR 2004	YR 2003

Reported Net Income	$ .28	$.63	$1.77	$ .96
Cumulative Effect of a Change
in Accounting Principle	-	-	-	(.03)
Special Items*	(.09)	.34	(.61)	(.67)

Earnings Before Special Items	.37	.29	2.38	1.66

*	See Schedules A and B.

Global Consolidated Net Sales and Net Income
            Consolidated net sales for the fourth quarter were $6.0 billion compared to $6.5 billion in the fourth quarter 2003, and $27.3 billion for the full year compared to $27.0 billion in 2003. Net income for the fourth quarter was $278 million or $.28 per share compared to $636 million or $.63 per share in the prior year. Net income for the full year was $1,780 million or $1.77 per share, compared to $973 million or $.96 per share for 2003.
            Fourth quarter net income before special items was $371 million or $.37 per share, up 28 percent. Higher selling prices and volume growth more than offset higher energy and raw material costs. Variances reconciling 2004 fourth quarter earnings per share before special items with fourth quarter 2003 are shown in the table below:

Earnings Per Share (EPS)

4th Quarter

EPS before special items - 2003	$ .29

Variance versus 4th Qtr. 2003 from:
Local Prices	.19
Volume	.06
Variable Costs	(.11)
Fixed Costs	(.05)
Currency	.03
Tax Rate	(.06)
Portfolio Changes	(.04)
All Other (including Pharmaceuticals)	.06

EPS before special items - 2004	$ .37

4th Quarter

Reported EPS - 2003	$ .63

Reported EPS - 2004	$ .28

            For the year 2004, net income before special items was $2.4 billion or $2.38 per share versus $1.7 billion or $1.66 per share in the prior year, up 43 percent. The improvement reflects higher selling prices, volume growth, lower operating costs and favorable currency exchange rates, partly offset by higher energy and raw material costs.

Business Segment Performance - Segment Sales
            As shown below, Core Segment sales, which exclude the divested Textiles & Interiors businesses and include transfers and a pro rata share of equity affiliate sales were $6.3 billion in the fourth quarter, up 14 percent versus 2003. Sales growth can be attributed largely to 5 percent volume growth and 7 percent higher U.S. dollar prices, which include 4 percent higher local selling prices. Positive pricing momentum for the Core Segments continued throughout the fourth quarter.
	Three Months Ended		Percentage Change Due to
Segment Sales	December 31		U.S.$		Portfolio
(Dollars in billions)	$	% Chg.	Price	Volume	Changes

Agriculture & Nutrition	$1.0	1%	5	(1)	(3)
Coatings & Color Technologies	1.6	10	6	4	-
Electronic & Communication
Technologies	0.8	7	3	4	-
Performance Materials	1.7	25	10	6	9*
Safety & Protection	1.2	22	12	8	2

Total Core Segments	$6.3	14%	7	5	2

Textiles & Interiors and Other	0.3	(85)

Total Segment Sales	$6.6	(9)%

*	Principally the consolidation of DuPont Dow Elastomers (DDE).

Business Segment Performance - Segment Sales by Region

            Worldwide volume growth was 5 percent with especially strong growth in the emerging markets of China and Eastern Europe. In the United States, volumes were up 1 percent, building on the very strong 6 percent volume growth in the fourth quarter of 2003.

	Three Months Ended		Percentage Change Due to
Segment Sales	December 31		Local	Currency		Portfolio
(Dollars in billions)	$	% Chg.	Price	Effect	Volume	Changes*

U.S.	$2.4	8	6	0	1	1
Europe	1.9	17	3	8	4	2
Asia Pacific	1.3	25	3	2	14	6
Canada &
Latin America	0.7	10	4	3	2	1

Worldwide Core
Segment Sales	$6.3	14%	4	3	5	2

Textiles & Interiors
and Other	0.3	(85)

Total Segment Sales	$6.6	(9)%

*	Includes the consolidation of DDE and the impact of small acquisitions.

Business Segment Performance - PTOI
            Segment PTOI for the quarter was $596 million versus $221 million in the fourth quarter 2003.
            Segment PTOI before special items for the fourth quarter was $709 million, up 32 percent, and $4,205 million for the full year, up 34 percent.

    The Performance Materials segment increased selling prices, grew volumes and improved cost productivity. PTOI increased 83 percent.
    The Electronic & Communication Technologies segment increased electronic and imaging new product sales and achieved price and volume gains, while continuing to reduce costs. PTOI increased 42 percent.
    The Coatings & Color Technologies segment captured price improvements and volume gains, most notably in white pigments and automotive refinishes. PTOI improved by 17 percent.
    The Safety & Protection segment grew revenue 22 percent achieving higher volume and prices through new product introductions, addressable market expansion and continued demand for aramids, while increasing investments for future growth. PTOI improved by 13 percent.
    The Agriculture & Nutrition segment realized earnings gains through improved margins in crop protection and higher sales in Pioneer. PTOI seasonal losses were $10 million less than 2003.

	Three Months Ended December 31, 2004
	Before Special Items		Reported
		% Chg.		% Chg.
	$	vs. 2003*	$	vs. 2003*
PRE-TAX OPERATING INCOME
(Dollars in millions)

Agriculture & Nutrition	$(128)	$ 10	$(126)	$ 10
Coatings & Color Technologies	232	17%	236	17%
Electronic & Communication
Technologies	91	42%	93	41%
Performance Materials	143	83%	26	(67)%
Pharmaceuticals	186	9%	186	9%
Safety & Protection	227	13%	228	13%
Textiles & Interiors	(9)	$(17)	(36)	$258
Other	(33)	$ 9	(11)	$ 55

Total Segment PTOI	$ 709	32%	$ 596	170%

*	Dollar change shown where percentage change is not meaningful.

Outlook
          "With the structural transformation of our company now complete, our number one priority is delivering on our three business strategies which we are confident will create superior value for our customers and our shareholders," said Holliday.
          DuPont expects 2005 earnings per share to be between $2.65 and $2.85 excluding special items. Continued success in executing the company's growth and productivity strategies within its cash discipline principles is expected to improve earnings per share as well as cash flow.
          Key expectations underlying this outlook are:

Revenue growth:
    Sales from new products are expected to increase to 33 percent of total sales as the company continues to introduce new products and realizes the full advantage of hundreds of new products introduced in the previous four years.
    The pricing momentum created in 2004 will continue.
    Emerging market growth is expected to continue to outpace global GDP growth as the company increases its penetration into those markets.

Productivity improvements:
    The application of Six Sigma technologies to global sourcing, energy reduction, yield improvements, increases in manufacturing uptime and other supply chain efficiencies will intensify in 2005.
    The company will improve operating margins by realizing the full-year savings from the 2004 $900 million cost improvement program coupled with increases in sales and marketing effectiveness and improved pricing.

Global economy:
    Worldwide industrial economic growth will be at historical trend line rates with strong growth in Eastern Europe, China and Latin America, and growth slightly below trend line levels in North America and Western Europe.
    Raw material costs will increase above 2004, as oil and U.S. natural gas prices persist at current levels.

          The company's agriculture businesses are highly seasonal. Historically, about two-thirds of the company's revenues have been realized in the first half of the calendar year. As a result, the company expects that approximately 70 percent of 2005 earnings per share excluding any special items will be realized within the first half of the year. Based on historic patterns of seasonality, first half earnings per share would be about evenly split between the first and second quarters.
Use of Non-GAAP Measures
          Management believes that measures of earnings before special items ("non-GAAP" information) are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Special items represent significant charges or credits that are important to an understanding of the company's ongoing operations. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of non-GAAP measures to GAAP is provided in Schedule G.

          DuPont is a science company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and protective apparel.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

1/25/05

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE A
	Three Months Ended		Year Ended
CONSOLIDATED INCOME STATEMENT	December 31,		December 31,
(Dollars in millions, except per share)	2004	2003	2004	2003

NET SALES	$6,000	$6,477	$27,340	$26,996
Other Income(a)	31	191	655	734

Total	6,031	6,668	27,995	27,730

Cost of Goods Sold and Other Operating Charges(b)	4,637	5,210	20,416	20,759
Selling, General and Administrative Expenses	812	790	3,141	3,067
Amortization of Intangible Assets	55	51	223	229
Research and Development Expense	355	337	1,333	1,349
Interest Expense	110	89	362	347
Employee Separation Costs and Asset Impairment Charges(c)	(22)	(17)	411	(17)
Separation Charges - Textiles & Interiors(d)	37	306	667	1,620
Goodwill Impairment - Textiles & Interiors(e)	-	4	-	295
Gain on Sale of Interest by Subsidiary - Non-operating(f)	-	-	-	(62)

Total	5,984	6,770	26,553	27,587

INCOME (LOSS) BEFORE INCOME TAXES AND
MINORITY INTERESTS	47	(102)	1,442	143
Benefit from Income Taxes(g)	(215)	(743)	(329)	(930)
Minority Interests in Earnings of Consolidated Subsidiaries(b)(h)	(16)	5	(9)	71

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
IN ACCOUNTING PRINCIPLE	278	636	1,780	1,002
Cumulative Effect of a Change in Accounting Principle,
Net of Income Taxes(i)	-	-	-	(29)

NET INCOME	$ 278	$ 636	$ 1,780	$ 973

BASIC EARNINGS PER SHARE OF COMMON STOCK(j)(k)
Income before Cumulative Effect of a Change in Accounting Principle	$ .28	$ .64	$ 1.78	$ 1.00
Cumulative Effect of a Change in Accounting Principle	-	-	-	(.03)

Net Income	$ .28	$ .64	$ 1.78	$ .97

DILUTED EARNINGS PER SHARE OF COMMON STOCK(j)(k)
Income before Cumulative Effect of a Change in Accounting Principle	$ .28	$ .63	$ 1.77	$ .99
Cumulative Effect of a Change in Accounting Principle	-	-	-	(.03)

Net Income	$ .28	$ .63	$ 1.77	$ .96

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ 1.40	$ 1.40

NOTES TO CONSOLIDATED INCOME STATEMENT
(a)

Fourth quarter 2004 includes a benefit of $15 resulting from the reversal of accrued interest related to certain prior year tax contingencies. Total year 2004 also includes an additional benefit of $35 related to prior year tax contingencies, and a charge of $150 in the Performance Materials segment to provide for the company's share of anticipated losses associated with DuPont Dow Elastomers LLC litigation.

Total year 2003 includes an exchange gain of $30 resulting from a currency contract purchased to offset movement in the Canadian dollar in connection with the company's acquisition of minority shareholders' interest in DuPont Canada, a $23 benefit resulting from a favorable arbitration ruling in the Pharmaceuticals segment, and a benefit of $16 in the Textiles & Interiors segment from the favorable settlement of arbitration related to the Unifi Alliance.

(b)

Fourth quarter 2004 includes a charge of $118 in the Performance Materials segment to provide for additional anticipated losses associated with DuPont Dow Elastomers LLC antitrust litigation matters; this charge is partially offset by an $18 liability recorded against Minority Interests in Earnings of Consolidated Subsidiaries to recognize The Dow Chemical Company's share of anticipated losses. Fourth quarter 2004 also includes a benefit of $20 in the Other segment from insurance proceeds related to Benlate® litigation. In addition, total year 2004 includes a charge of $108 in the Electronic & Communication Technologies segment associated with the proposed settlement of the PFOA class action litigation in West Virginia, and a charge of $36 in the Coatings & Color Technologies segment to provide for the settlement of litigation in Refinish.

Fourth quarter 2003 includes a charge of $25 in the Other segment to increase the company's reserve for Benlate® litigation. In addition, total year 2003 includes a charge of $78 in the Other segment to provide for settlement of the 1995 Benlate® shareholder litigation case, partly offset by $25 in insurance proceeds.

(c)

Fourth quarter 2004 includes a benefit of $22 to reflect changes in estimates related to current and prior years' restructuring programs in the following segments: Agriculture & Nutrition - $2; Coatings & Color Technologies - $4; Electronic & Communication Technologies - $2; Performance Materials - $1; Safety & Protection - $1; Textiles & Interiors - $10; and Other - $2.

Total year 2004 also includes charges of $312 to provide severance benefits for approximately 2,700 employees in the following segments: Agriculture & Nutrition - $36; Coatings & Color Technologies - $64; Electronic & Communication Technologies - $42; Performance Materials - $45; Safety & Protection - $29; and Other - $96. In addition, total year 2004 includes charges of $42 related to the impairment of certain European manufacturing assets in the Safety & Protection segment; $23 related to the shutdown of manufacturing assets at a U.S. facility in the Performance Materials segment; $29 to write off abandoned technology in the Other segment; and $27 to reflect a decline in the value of an investment security in the Electronic & Communication Technologies segment.

Fourth quarter and total year 2003 include a benefit of $17 resulting from changes in estimates related to prior year restructuring programs in the following segments: Agriculture & Nutrition - $2; Coatings & Color Technologies - $4; Electronic & Communication Technologies - $2; Textiles & Interiors - $8; and Other - $1.

(d)

Fourth quarter 2004 includes charges of $37 principally related to the settlement of working capital on the sale of INVISTA to Koch Industries. Total year 2004 also includes an additional charge of $630, consisting of $244 due primarily to an increase in the book value of net assets sold and additional separation costs; $345 related to an agreed upon reduction in sales price and other changes in estimates associated with the sale; and $41 related to the write-down of an equity affiliate to fair market value.

Fourth quarter 2003 reflects a charge of $306 associated with the expected separation of INVISTA due to changes in estimates associated with the sale, incremental out-of-pocket disposal costs, and the write down to estimated fair market value of a European manufacturing facility. Total year 2003 also includes impairment charges of $1,236 to write down to estimated fair value various manufacturing and other intangible assets held for sale, as well as investments in certain joint ventures. In addition, 2003 includes $78 in charges related to pension curtailment losses associated with the expected separation.

NOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
(e)

Fourth quarter 2003 includes a goodwill impairment charge of $4 resulting from finalization of purchase price allocation associated with the company's acquisition of minority shareholders' interest in DuPont Canada. Total year 2003 also reflects a charge of $291 to write off goodwill associated with INVISTA.

(f)	Total year 2003 includes a $62 non-operating gain in the Agriculture & Nutrition segment associated with the formation of a majority-owned venture, The Solae Company, with Bunge Limited.

(g)

Total year 2004 includes $320 in INVISTA-related tax benefits, a tax benefit of $160 related to certain prior year tax contingencies previously reserved, and a $137 benefit associated with recording an increase in deferred tax assets in two European subsidiaries.

Fourth quarter 2003 reflects a benefit of $653, primarily associated with recording deferred tax assets in two European subsidiaries for their tax basis investment losses recognized on local tax returns. Total year 2003 also includes tax benefits of $566 related to the anticipated separation of INVISTA.

(h)	Total year 2004 reflects a minority interest adjustment related to the consolidation of DuPont Dow Elastomers LLC as a variable interest entity.

Total year 2003 includes an after-tax charge of $17 for the early extinguishment of the company's Minority Interest structures in preparation for the planned separation of INVISTA.

(i)	The company's adoption of SFAS No. 143, "Accounting for Asset Retirement Obligation," resulted in a cumulative effect adjustment to income of $29 effective January 1, 2003.

(j)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	Basic	Diluted	Basic	Diluted

2004	993,616,121	999,509,461	997,624,239	1,003,392,242
2003	997,451,724	1,000,795,660	996,717,845	1,000,010,193

(k)	Total year earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE B

SPECIAL ITEMS(1)
(Dollars in millions, except per share)
	Pretax		After-Tax		($ Per Share)
	2004	2003	2004	2003	2004	2003

1st Quarter - Total	$ (531)	$ (78)	$(296)	$ (51)	$(.30)	$ (.05)

2nd Quarter - Total	$ (661)	$ 108	$(302)	$ 52	$(.30)	$ .05

3rd Quarter - Total	$ (130)	$(1,557)	$ 78	$(1,008)	$ .08	$(1.01)

4th Quarter:
DDE-Related Items:
Litigation Reserve	$ (118)		$(111)		$(.11)
Minority Interest Adjustment	-		18		.02
Total	(118)		(93)		(.09)

Textiles & Interiors-Related Items:
Separation Charges	$ (37)	$ (310)	$ (40)	$ (326)	$(.04)	$ (.32)
Deferred Tax Benefits		-		669		.67
Total	(37)	(310)	(40)	343	(.04)	.35

Restructuring - Change in Estimate	22	17	17	12.02		.01

Benlate® Litigation	20	(25)	13	(15)	.01	(.02)

Corporate Tax-Related Item	15		10		.01

4th Quarter - Total	$ (98)	$ (318)	$ (93)	$ 340	$(.09)	$ .34

Full Year - Total	$(1,420)	$(1,845)	$(613)	$ (667)	$(.61)	$ (.67)

(1)	See Notes to Consolidated Income Statement on Schedule A for additional details.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE C
	Three Months Ended		Year Ended
CONSOLIDATED SEGMENT INFORMATION(1)	December 31,		December 31,
(Dollars in millions)	2004	2003	2004	2003

SEGMENT SALES(2)
Agriculture & Nutrition	$ 999	$ 991	$ 6,247	$ 5,470
Coatings & Color Technologies	1,575	1,437	6,028	5,503
Electronic & Communication Technologies	803	750	3,279	2,892
Performance Materials	1,739	1,387	6,633	5,376
Safety & Protection	1,252	1,028	4,693	4,075
Textiles & Interiors	255	1,697	3,250	6,937
Other	7	6	44	15

Total Segment Sales	6,630	7,296	30,174	30,268

Elimination of Transfers	(70)	(234)	(553)	(940)
Elimination of Equity Affiliate Sales	(560)	(585)	(2,281)	(2,332)

CONSOLIDATED NET SALES	$6,000	$6,477	$27,340	$26,996

PRE-TAX OPERATING INCOME
(LOSS) (PTOI)(3)
Agriculture & Nutrition(c)(f)	$ (126)	$ (136)	$ 766	$ 669
Coatings & Color Technologies(b)(c)	236	202	718	735
Electronic & Communication Technologies(b)(c)	93	66	192	183
Performance Materials(a)(b)(c)	26	78	295	410
Pharmaceuticals(a)	186	170	681	571
Safety & Protection(c)	228	201	840	807
Textiles & Interiors(a)(c)(d)(e)	(36)	(294)	(515)	(1,892)
Other(b)(c)	(11)	(66)	(242)	(220)

Total Segment PTOI	596	221	2,735	1,263

Exchange Gains and Losses(a)	(300)	(87)	(411)	(190)
Corporate Expenses & Interest(a)	(249)	(236)	(882)	(930)

INCOME (LOSS) BEFORE INCOME TAXES
AND MINORITY INTERESTS	$ 47	$ (102)	$ 1,442	$ 143

(1)	Certain reclassifications of segment data have been made to reflect changes in organizational structure.
(2)	Includes transfers and pro rata share of equity affiliate sales.
(3)	See respective Notes to Consolidated Income Statement for segment specific details.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE D

SEGMENT SALES(1)

4th QUARTER 2004 VS. 4th QUARTER 2003
(Dollars in millions)
	Three Months Ended		Percentage Change Due to
	December 31		U.S.$
	$	% Chg.	Price	Volume	Other(2)

Agriculture & Nutrition	$ 999	1%	5%	(1)%	(3)%
Coatings & Color Technologies	1,575	10	6	4	-
Electronic & Communication Technologies	803	7	3	4	-
Performance Materials	1,739	25	10	6	9
Safety & Protection	1,252	22	12	8	2

Total Core Segments	$6,368	14%	7%	5%	2%

Textiles & Interiors(3)	$ 255	(85)
Other	7

Total Segments	$6,630	(9)%	6%	3%	(18)%
(1)	Includes transfers and pro rata share of equity affiliate sales.
(2)	Includes changes in sales related to the INVISTA divestiture, the impact of fully consolidating DDE beginning in the second quarter 2004, and additional sales from acquisitions.
(3)	Reduction in sales reflects the divestiture of INVISTA on April 30. Sales in the fourth quarter 2003 were $1,697.

SCHEDULE E

SEGMENT INFORMATION EXCLUDING IMPACT OF SPECIAL ITEMS
(Dollars in millions)
	Three Months Ended			Year Ended
	December 31			December 31
	2004	2003	% Chg.	2004	2003	% Chg.

PRE-TAX OPERATING INCOME (LOSS)
Agriculture & Nutrition	$(128)	$(138)	N/M	$ 800	$ 605	32%
Coatings & Color Technologies	232	198	17%	814	731	11
Electronic & Communication
Technologies	91	64	42	367	181	103
Performance Materials	143	78	83	630	410	54
Pharmaceuticals	186	170	9	681	548	24
Safety & Protection	227	201	13	910	807	13
Textiles & Interiors	(9)	8	N/M	142	(1)	N/M
Other	(33)	(42)	N/M	(139)	(143)	N/M

Total Segment PTOI	709	539	32	4,205	3,138	34

Exchange Gains and Losses	(300)	(87)		(411)	(220)
Corporate Expenses & Interest	(264)	(236)		(932)	(930)

INCOME BEFORE SPECIAL ITEMS,
INCOME TAXES AND MINORITY
INTERESTS	145	216	(33)	2,862	1,988	44

Special Items	(98)	(318)		(1,420)	(1,845)

INCOME (LOSS) BEFORE INCOME
TAXES AND MINORITY
INTERESTS	$ 47	$(102)	N/M	$ 1,442	$ 143	908%

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE F

SELECTED INCOME STATEMENT DATA EXCLUDING IMPACT OF SPECIAL ITEMS AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLES
(Dollars in millions, except per share)
	Three Months Ended			Year Ended
	December 31			December 31
	2004	2003	% Chg.	2004	2003	% Chg.

Consolidated Net Sales	$6,000	$6,477	(7)%	$27,340	$26,996	1%
Segment Sales	6,630	7,296	(9)	30,174	30,268	-
Segment PTOI*	709	539	32	4,205	3,138	34
EBIT*	203	289	(30)	3,107	2,252	38
EBITDA*	542	650	(17)	4,420	3,783	17
Income Before Income Taxes and
Minority Interests	145	216	(33)	2,862	1,988	44
EPS - Diluted	0.37	0.29	28	2.38	1.66	43
*	See Reconciliation of Non-GAAP Measures (Schedule G).

SCHEDULE G

RECONCILIATION OF NON-GAAP MEASURES
(Dollars in millions)

Reconciliation of Segment PTOI
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Segment PTOI Before Special Items	$ 709	$ 539	$ 4,205	$ 3,138
Special Items included in Segment PTOI	(113)	(318)	(1,470)	(1,875)

Segment PTOI	$ 596	$ 221	$ 2,735	$ 1,263

Reconciliation of EBIT / EBITDA to Consolidated Income Statement

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Income (Loss) Before Income Taxes and
Minority Interests	$ 47	$(102)	$ 1,442	$ 143

Less: Minority Interest in Earnings
of Consolidated Subsidiaries(1)	(24)	(3)	(36)	(43)
Add: Net Interest Expense(2)	82	76	281	307
Special Items	98	318	1,420	1,845

EBIT	203	289	3,107	2,252

Add: Depreciation and Amortization(3)	339	361	1,313	1,531

EBITDA	$ 542	$ 650	$ 4,420	$ 3,783

(1)	Excludes income taxes and corporate minority interests.
(2)	Includes interest expense plus amortization of capitalized interest less interest income.
(3)	Excludes amortization of capitalized interest.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE G - (Cont'd)

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Income (Loss) Before Income Taxes and
Minority Interests	$ 47	$(102)	$1,442	$ 143

Remove: Special Items - Charge	98	318	1,420	1,875

Net Exchange Losses	300	87	411	190(1)

Income Before Income Taxes,
Special Items, Exchange Losses
and Minority Interests	$ 445	$ 303	$3,273	$2,208

Benefit from Income Taxes	$(215)	$(743)	$ (329)	$ (930)

Remove: Tax on Special Items	(13)	658	789	1,207

Tax on Exchange Losses	315	82	360	187

Provision for (benefit from) Income Taxes,
Excluding Taxes on Special Items and
Exchange Losses	$ 87	$ (3)	$ 820	$ 464

Effective Income Tax Rate	(457.4)%	728.4%	(22.8)%	(650.4)%

Base Income Tax Rate	19.5%	(1.3)%	25.0%	21.0%

(1)	Includes Special Item attributable to exchange gain of $30.